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                                                                     Exhibit 3.7

                            PRENTISS PROPERTIES TRUST

                              ---------------------

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                              AMENDED AND RESTATED
                              DECLARATION OF TRUST

                              ---------------------

     Prentiss Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority contained in Section 3 of Article VI of the Amended and Restated Declaration of Trust of the Trust, two million (2,000,000) authorized but unissued shares of the Trust's 9.45% Series C Cumulative Redeemable Perpetual Preferred Shares of Beneficial Interest have been duly reclassified by the Board of Trustees of the Trust as authorized but unissued shares of the Trust's preferred shares of beneficial interest, $0.01 par value per share (the "Preferred Shares").

     SECOND: A description of the Preferred Shares is contained in the Amended and Restated Declaration of Trust of the Trust filed with the State Department of Assessments and Taxation of Maryland on October 16, 1996.

     THIRD: The reclassification of authorized by unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Trust or the aggregate par value thereof.

     FOURTH: The undersigned Officer acknowledges these Articles Supplementary to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be duly executed by its Sr. Vice President and attested by its Assistant Secretary
                     ------------------                     --------- ---------
this 4th day of January 2002.
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                                               PRENTISS PROPERTIES TRUST


                                               By:    /s/ Michael A. Ernst
                                                   -----------------------------
                                               Name:  Michael A. Ernst
                                                    ----------------------------
                                               Title: Chief Financial Officer
                                                     ---------------------------


ATTEST:


By:    /s/ J. Kevan Dilbeck
    --------------------------------
Name:  J. Kevan Dilbeck
      ------------------------------
Title: Assistant Secretary
      ------------------------------